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                                                                   EXHIBIT 10.44

                     SEVERANCE AND MUTUAL RELEASE AGREEMENT

     THIS SEVERANCE AND MUTUAL RELEASE AGREEMENT is entered into as of the 2nd day of August, 2002, by and between BiznessOnline.com, Inc., a Delaware corporation (the "Company") and Daniel J. Sullivan, an individual with a mailing address at 2375 Apple Ridge Circle, Manasquan, New Jersey 08736 ("Executive").

                                    RECITALS

          WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of January 25, 1999 as amended by (i) that certain First Amendment to Employment Agreement dated as of February 1, 2000, (ii) that certain Second Amendment to Employment Agreement dated December 31, 2001, and
(iii) that certain Third Amendment to Employment Agreement dated June 1, 2002 (collectively, the "Employment Agreement"), pursuant to which the Company employed Executive as its Vice President and Chief Financial Officer;

          WHEREAS, the Second Amendment to the Employment Agreement provides that Executive would agree to forego other employment and professional opportunities and continue his employment with the Company in exchange for a "Retention Bonus" which would be paid on the earlier of September 30, 2002 or certain other events;

          WHEREAS, the Company is entering into a Severance Agreement with its current Chief Executive Officer and hiring a new management team and, in connection therewith, has requested that the Executive sever his employment with the Company effective on the "Severance Date" (as defined herein);

          WHEREAS, the Executive has agreed to forgo certain severance rights and compensation under the Employment agreement and voluntarily sever his employment with the Company thirty (30) days from the date hereof in exchange for certain payments to be made on the date hereof to Executive;

          WHEREAS, as a condition to the Executive entering into this Agreement, the Company has agreed to retain Executive as a consultant for the five (5) months following the Severance Date hereof; and

          WHEREAS, as a condition to this agreement, MCG Capital Corporation has consented to the management transition and the other terms and conditions set forth herein and simultaneously granted certain covenant waivers in connection with its loan facility with the Company.

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                                    AGREEMENT

          NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

                                    ARTICLE I
                      TERMINATION OF EMPLOYMENT AND RELEASE

     1.1 TERMINATION; RESIGNATION. The Executive's employment as the Vice President and Chief Financial Officer of the Company shall terminate thirty (30) days from the date hereof (the "Severance Date"). Effective on such date, the Executive shall resign from all offices held at the Company and all offices held at the Company's subsidiaries. The Company shall continue to employ Executive as Chief Financial Officer through the Severance Date and shall pay Executive his "Base Salary" (as defined in the Employment Agreement) during such time.

     1.2 RELEASE. In consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby releases and forever discharges any and all claims, rights, causes of action, suits, matters and issues, known or unknown, liquidated or unliquidated, contingent or absolute, state or federal, in law or equity, that have been, could have been, or in the future could be asserted, by the other and its successors, parents, subsidiaries, shareholders, members, affiliates, assigns, heirs, executors, administrators, agents, insurers, directors, officers, employees, representatives, associates, attorneys, and any person acting on their behalf either directly, indirectly, derivatively, or in any other capacity, against the other, including without limitation the Company's severance obligations under Section 3.8 of the Employment Agreement; provided however that the foregoing (i) shall not relieve the Executive of any liability or responsibility to the Company as a result of the Executive's willful misconduct, gross negligence or fraud (ii) shall not relieve the Company from its obligations to pay any and all salary and other benefits through the date hereof; (iii) shall not relieve either party of its respective obligations arising under this Agreement and (iv) shall not release the Executive from his obligations under the confidentiality (Section 6) and non-competition provisions (Section 7) and Non-solicitation (Section 8) of the Employment Agreement to the extent such provisions survive the termination thereof, and in connection therewith, the parties acknowledge and agree that such provisions shall survive for the twelve (12) month period following the date hereof. Such provisions are set forth in the attached EXHIBIT A.

     1.3 EMPLOYMENT AGREEMENT TERMINATED. This Agreement supersedes any other agreements relating to the Executive's employment or severance, including without limitation the Employment Agreement; provided however, the Company shall continue to employ Executive until the Severance Date pursuant to the terms and conditions of this Agreement.

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     1.4  PRESS RELEASE. The Company and the Executive shall issue a joint press release announcing the Executive's resignation in a form mutually agreeable to Executive and the Company.

     1.5 NON DISPARAGEMENT. Executive agrees to refrain from making any defamatory or disparaging remarks about the Company or any of its officers, directors, employees, lenders, preferred stockholders, products or services to any person or persons. The Company agrees, and agrees to cause its officers, directors, lenders and employees, to refrain from making any defamatory or disparaging remarks about Executive to any person or persons.

                                   ARTICLE II
                               SEVERANCE BENEFITS

     2.1 SEVERANCE PAYMENTS. Upon the execution hereof, the Executive shall receive an initial severance payment as follows: (i) the Company shall cause the entire amount of the "Escrow Salary" maintained in the "Escrow Account" (as such terms are defined under the Employment Agreement) and (ii) an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) less the gross amount the Company has deposited in the Escrow Account. Thereafter, the Executive shall receive severance payments totaling an additional Seventy Five Thousand Dollars ($75,000.00) less the amount of the Base Salary received pursuant to SECTION 1.1, payable in equal installments over the five (5) months following the Severance Date, such payments to be made monthly in advance. All severance payments described herein (other than the release of the Escrow Salary) shall be paid on a 1099 basis. The Executive shall be responsible to pay all taxes required to be withheld in connection therewith, including all applicable federal, state and local income taxes and shall indemnify the Company from any claims in connection with any claim relating to the Executive's failure to pay such taxes. In the event the Company fails to make any payment due hereunder to Executive within five (5) days of its due date, the Company shall be required to make a lump sum payment to Executive of all remaining payments due to Executive under this Section 2.1.

     2.2 HEALTH INSURANCE. The Company shall continue to provide the Executive with family health and dental insurance coverage under the Company's existing insurance plans for the six (6) months following the date hereof.

     2.3 INSURANCE; INDEMNITY. The Company shall continue in full force and effect Directors' and Officers' insurance for the benefit of its past and current directors and officers, including the Executive for a period of two years after the date hereof. The Company shall not amend its charter or bylaws in any manner which would reduce the Company's indemnity obligations to its directors and officers for a period of two years after the date hereof.

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                                   ARTICLE III
                               CONSULTING SERVICES

     CONSULTATION. Provided the Company is current in its severance and other obligations hereunder, at the Company's reasonable request during the five (5) months following the Severance Date, the Executive shall from time to time provide transition financial consultation and advice, provided that (i) any such consultation shall at no time exceed four (4) days per week and (ii) the Executive shall provide such services from the Company's Wall, New Jersey office (the "Wall Office") or via telephone.

                                   ARTICLE IV
                               GENERAL PROVISIONS

     4.1 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to the Executive at his address as listed in the Company's payroll records with a copy in each instance to Duffy & Sweeney, LTD, One Turks Head Place, Suite 1200, Providence RI 02903, Attn: Michael F. Sweeney, Esq. Any payments made by the Company to the Executive under the terms of this Agreement shall be delivered to the Executive either in person or at his address as listed in the Company's payroll records.

     4.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     4.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     4.4 COMPLETE AGREEMENT. This Agreement, together with all Exhibits hereto, constitutes the entire agreement between the Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the Executive's termination of employment. It is entered into without reliance on any promise or representation other than those expressly contained herein.

     4.5 AMENDMENT. This Agreement may be amended only upon the mutual written consent of the Company and the Executive.

     4.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

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     4.7. HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     4.8. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without written consent of the Company, which consent shall not be withheld unreasonably.

     4.9 GOVERNING LAW; ARBITRATION. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the laws of the State of Delaware. Any dispute regarding this Agreement shall be resolved by binding arbitration pursuant to the rules and procedures of the American Arbitration Association and such arbitration shall be held within a thirty (30) mile radius of Wall, New Jersey. The arbitrator(s) shall award attorney's fees and costs to the prevailing party in any arbitration.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.



                                         /s/ Daniel J. Sullivan
                                         -------------------------------------
                                         Daniel J. Sullivan

                                         BiznessOnline.com, Inc.



                                         By: /s/ Mark E. Munro
                                             ---------------------------------
                                         Title:        CEO
                                               -------------------------------

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                                   EXHIBIT A*

*The Executive may be referred to as "Employee" in this Exhibit.

     6. CONFIDENTIALITY AND NON-DISCLOSURE. Executive recognizes and acknowledges that during the Employment Period he will have access to certain confidential information relating to the Company and its affiliates, including, but not limited to, operational policies, financial information, marketing information, personnel information, trade secrets, customer information (including customer lists), and pricing and cost policies, that are valuable, special and unique assets of the Company (collectively, "Confidential Information"). Executive agrees that he will not use or disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except as is required in the course of performing his duties hereunder unless (i) such information becomes known to the public generally through no breach by Executive of this covenant or (ii) disclosure is required by law or any governmental authority or is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to this clause (ii), Executive shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure. Executive agrees that, both during the Employment Period and for a period of twelve (12) months after the termination of this Agreement, Executive will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Executive's duties, any Confidential Information, that Executive may have or may acquire (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Confidential Information) during the term of this Agreement. The covenants contained in this
SECTION 6 shall survive for the Employment Period and for a period of twelve
(12) months thereafter; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Executive's obligations of confidentiality and non-disclosure as set forth in this SECTION 6 shall continue to survive after the applicable period above to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

     7. NON-COMPETITION. Executive expressly covenants and agrees that for the Employment Period and for a period of twelve (12) months thereafter, he shall not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or partly, in the business of selling internet access service or in any related business which the Company and/or its affiliates may engage in from time to time during the term of this covenant; the "Restricted Territory" means each state of the United States of America in which the Company and/or its affiliates transacts business during the term of this covenant; a "Competitive Position" means any employment with any Competitor of the Company whereby Executive will use or is likely to use any Confidential Information, or whereby

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Executive has duties for such Competitor that are the same or substantially similar to those actually performed by Executive pursuant to the terms hereof. Nothing contained in this SECTION 7 is intended to prevent Executive from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market or any corporation engaged, wholly or partly, in the sale of telecommunications products or services; provided, however, that Executive and members of his immediate family shall not, directly or indirectly, hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation.

     8.   NON-SOLICITATION.

          8.1 NON-SOLICITATION OF CUSTOMERS AND VENDORS. Executive agrees that he will not take any customer lists of the Company after leaving his employ and that he will, for the Employment Period and for a period of twelve (12) months thereafter, (i) refrain from soliciting or attempting to solicit directly or by assisting others, any business from any of the Company's customers, including actively sought prospective customers, with whom Executive had "material contact" during the employment for purposes of providing products or services or
(ii) refrain from interfering with any of the Company's agency, supplier or vendor relationships.

          8.2 NON-SOLICITATION OF EMPLOYEES. Executive agrees that he will, for the Employment Period and for a period of twelve (12) months thereafter, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by the Company or any successor or affiliate of the Company as of the date of this Agreement.

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